PROSPECTUS
                                1,100,000 Units

                             ORYX TECHNOLOGY CORP.

      On April 6, 1994, an offering of 1,100,000 Units was underwritten on a firm commitment basis by J.W. Charles Securities, Inc., J.W. Charles Clearing Corp. and Corporate Securities Group, Inc. (the "Underwriters") at an offering price of $7.00 per Unit. Each Unit ("Unit") consisted of two shares of Common Stock, par value $.001 per share (the "Common Stock"), and one callable Common Stock Purchase Warrant (collectively the "Warrants") of ORYX Technology Corp. (the "Company" or "ORYX"). Each Warrant currently entitles the holder thereof to purchase 1.9 shares of Common Stock at an exercise price of $3.50 per Warrant which is the equivalent of $1.84 per share of Common Stock (subject to further adjustment in certain events) until April 6, 1999. The shares of Common Stock and the Warrants are transferrable separately. The Warrants are callable by the Company commencing October 6, 1994 based on fulfillment of certain criteria. See "Description of Securities." This Prospectus also relates to the resale by certain persons of 37,500 shares of Common Stock underlying certain warrants (the "Bridge Warrants") issued in connection with a prior interim debt financing and which were also included in the Prospectus related to the public offering of the Company's Units. The Bridge Warrants are exercisable at $2.28 per share. This Prospectus also relates to the Underwriters' Warrants and shares of Common Stock underlying the Underwriters' Warrants as hereinafter described.

      The Common Stock and the Warrants are quoted on the National Association of Securities Dealers Automated Quotation System (SmallCap) ("NASDAQ") under the symbols "ORYX" and "ORYXW," and on the Pacific Stock Exchange ("PSE") under the symbols "OXT" and "OXTW," respectively. Until June 6, 1994, the Units were quoted on NASDAQ under the symbol "ORYXU" and on the PSE under the symbol "OXTU." On November 26, 1996, the closing price on NASDAQ for the Common Stock was $2.44 and the closing price for the Warrants was $1.63. There have been no recent reported trades on the PSE.

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                      THESE SECURITIES ARE SPECULATIVE AND
                         INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" AT PAGES 5 THROUGH 12.

                                ----------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The  original  date  of this  Prospectus  is  April  6,  1994  This
               Prospectus is amended pursuant to a Post-Effective
                        Amendment dated November 29, 1996

      The Company will pay all offering expenses for the offering, estimated at approximately $17,000 including (i) legal fees and expenses ($5,000.00); (ii) blue sky fees ($1,000.00); (iii) accounting fees and expenses ($7,500.00); (iv) printing expenses ($3,000.00); and (v) miscellaneous expenses ($500.00), but will not pay any discounts or commissions incurred by selling stockholders in connection with the sale of their shares of Common Stock.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

      This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"), omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                               TABLE OF CONTENTS
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                                                                        Page
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AVAILABLE INFORMATION.........................................            2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............            4

RISK FACTORS..................................................            5

THE COMPANY...................................................           12

USE OF PROCEEDS...............................................           14

PLAN OF DISTRIBUTION..........................................           14

DESCRIPTION OF SECURITIES.....................................           15

SALES BY SELLING SECURITY HOLDERS.............................           19

LEGAL MATTERS.................................................           21

EXPERTS.......................................................           21

INDEMNIFICATION...............................................           21


      The Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System (Small Cap) ("NASDAQ") under the symbol "ORYX", and on the Pacific Stock Exchange ("PSE") under the symbol "OXT". On November 26, 1996, the closing price on NASDAQ for the Common Stock was $2.44. There have been no recent reported trades on the PSE.

      No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Security Holders.

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      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
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      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

      The Company has previously and intends to furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

     Except for the historical information contained herein, the matters set forth in this prospectus, are forward looking and involve a number of risks and uncertainties. The Company's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" in this Prospectus and "Management's Discussion and Analysis" in the Company's Form 10K-SB Annual Report filed for the fiscal year ending February 29, 1996, as well as those discussed elsewhere in other public filings made by the Company with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: changes in customer commitments, maintenance of gross margin levels, market acceptance of new products both technically and commercially, successful product development efforts, inability to pass on price increases to customers, unavailability of products, management of cost controls and cash resources, need for additional financing and strong competition.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed with the Commission are incorporated herein by reference:

      (a) Annual Report of the Company on Form 10-KSB and as amended by Form 10-KSB/A1 for the fiscal year ended February 29, 1996.

      (b) Quarterly Report of the Company on Form 10-QSB for the quarter ended May 31, 1996.

      (c) Quarterly Report of the Company on Form 10-QSB for the quarter ended August 31, 1996.

      All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed c/o Corporate Secretary, Oryx Technology Corp. at the Company's principal executive office, 47341 Bayside Parkway, Fremont, California 94538.
                                        4

                                  RISK FACTORS

      The securities offered hereby involve a high degree of risk. It is impossible to foresee and describe all the risks and business, economic and financial factors which may affect the Company. Prospective investors should carefully consider the risk and speculative factors, as well as other matters set forth elsewhere in this Prospectus, before making an investment in the Company.

HISTORY OF UNPROFITABILITY; SUBSTANTIAL RECENT OPERATING LOSSES AND ACCUMULATED DEFICIT

      Since its initial public offering in April 1994, the Company has not been profitable on a quarterly or annual basis except for its most recent two quarters ended May 31, 1996 and August 31, 1996. At August 31, 1996, the Company had an accumulated deficit of $7,692,000. During the fiscal year ended February 29, 1996, the Company experienced significant delays and additional costs in the development of its material analysis, electrostatic discharge testing and surge protection product lines and experienced deterioration of gross margins in the power products subsidiary, all of which have caused the Company's continuing losses. There can be no assurance that the Company will be profitable for the fiscal year ending February 28, 1997 or thereafter.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's working capital was approximately $5,453,000 at August 31, 1996. On February 28, 1996, the Company's line of credit terminated and the outstanding balance was repaid. The Company's operating losses, increasing accounts payable, loss of its line of credit and inventory build-up continued or occurred in the fiscal year ended February 29, 1996, and together with payments made to Zenith Electronics Corporation ("Zenith") and required payments on certain short term financings, have further exacerbated the Company's cash flow needs. The Company is currently pursuing other credit arrangements and hopes to establish a replacement facility by the end of its current fiscal year. Failure to obtain a replacement line of credit facility or other financing could have an adverse impact on the Company. In particular, failure by the Company to establish a new credit facility could impact the Company's growth and liquidity.

NEED FOR ADDITIONAL FINANCING

      The Company's current financial resources may not be sufficient to enable it to satisfy all of its anticipated financing needs for the fiscal year ending February 28, 1997. In the event the Company requires additional equity or debt financing, or attempts to raise capital through an asset sale, there can be no assurance that such transactions can be effected in a timely manner to meet all the Company's needs, or at all, or that any such transaction will be on terms acceptable to the Company or in the interest of its stockholders.

RISKS OF NEW PHASE OF DEVELOPMENT

      The Company has invested substantially in the development of proprietary technologies in surface analysis, electrostatic surge testing of integrated circuits and surge protection, and has shipped two units of its new secondary ion mass spectrometer as well as completed a licensing agreement for part of its SurgX technology with an electronic component manufacturer. However, there can be no assurance that the Company will be successful in further commercializing these technologies or any other products, or developing financially viable businesses based on these technologies or products. Results of operations in the future will be influenced by numerous factors, including technological developments by the Company, its customers and competitors, increases in expenses associated with product development and sales growth, market acceptance of the Company's products, the ability of the Company to successfully control its costs of development, overhead and other costs and manage its operations, the capacity of the Company to develop and manage the introduction of new products, and by competition. There can be no assurance that revenue growth will be sustained or profitability on a quarterly or annual basis will be achieved. Accordingly, there can be no assurance that the Company will be able to implement its business plan, expand its operations and develop and sustain profitable operations.

SIGNIFICANT CUSTOMER DEPENDENCE

      For the years ended February 29, 1996 and February 28, 1995, sales to Pitney Bowes accounted for approximately 41% and 27% of consolidated revenues, respectively. The Company expects a significant reduction in sales to Pitney Bowes during its 1997 fiscal year. Accordingly, the Company's operating results may be materially and adversely affected by the loss of business from Pitney Bowes. There can be no assurance that such customer or any other customers will in the future continue to purchase products from the Company at levels that equal or exceed those of prior periods, if at all. While the Company actively pursues new customers, there can be no assurances that the Company will be successful in its efforts, and any significant weakening in customer demand would have a material adverse effect on the Company.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH; INTERNAL CONTROL DEFICIENCIES

      The Company has recently experienced and may continue to experience substantial growth in the number of employees and the scope of its operations, resulting in increased responsibilities for management. To manage growth effectively, the Company will need to continue to improve its operational, financial and management information systems and to develop and maintain sound internal controls. In connection with the Company's audit for the fiscal year ended February 28, 1995, the Company's independent accountants identified a reportable condition in the Company's internal controls with respect to its inventory management systems as it relates to tracking the movement of costed inventory which resulted in an adjustment to the fiscal 1995 financial statements. Another reportable condition was identified with respect to the Company's record keeping for equity financing and share issuance transactions. In connection with the Company's audit for the fiscal year ended February 29, 1996, the Company's independent accountants identified a further reportable condition relating to physical inventory procedures specifically with regard to substantial adjustments that resulted from physical inventories taken during the fiscal year ended February 29, 1996. The resulting adjustments were reflected in the fiscal 1996 financial statements. A reportable condition indicates that a material error or irregularity may occur in the Company's quarterly and year-end financial statements and may not be detected on a timely basis by the Company's employees, thereby possibly resulting in a misstatement of the Company's financial statements. While the Board of Directors have instituted action to correct the preceding conditions, there can be no assurance that the Company will be able to effectively achieve or manage any future growth, or develop and maintain strong internal controls. Such failure could result in a material adverse effect on the Company's financial condition and results of operations and could result in a misstatement of operating results.

COST OF POWER CONVERSION PRODUCTS

      In July 1995, the Company's contract with Zenith, pursuant to which Zenith manufactured certain power conversion products for the Company at a fixed price per unit, expired in accordance with its terms. Since such time, the Company has manufactured power conversion products at its facility in Reynosa, Mexico, while purchasing components for such products from various third party manufacturers and distributors. The Company has purchased many components for power conversion products from distributors at prices which are higher than those offered directly from manufacturers, and the current market prices of such components are substantially higher than the prices of such components anticipated by the Company at the time it entered into the Zenith contract. Accordingly, the Company has incurred higher costs in producing its power conversion products and the Company's per unit profit margin on such products has decreased. There can be no assurance that the Company will be able to produce such products at a lower cost or negotiate more favorable, or even as favorable, terms for the components thereof, in the future and, therefore, the Company's profit margin on power products may be subject to further erosion, which would have a material adverse effect on the Company.

RELIANCE ON THIRD PARTY MANUFACTURERS MAY DISRUPT OPERATIONS

      The Company relies on third-party manufacturers for the supply of substantially all key components for all of its products. The Company's reliance on outside manufacturers generally, and a sole manufacturer or a limited group of manufacturers in particular, involves several risks, including without limitation, a potential inability to obtain an adequate supply of required components and reduced control over pricing, quality, cost, and timely delivery of components. Any inability to obtain adequate deliveries or any other circumstances that would require the Company to seek alternative sources of supply or to manufacture such components internally could lead to disruption of the operations of the Company, product deficiencies, unanticipated and fluctuating expenses, unpredictable revenues, and sales and marketing dislocations that are beyond the Company's control, and may have a material adverse effect on the Company's business and operations.

TECHNOLOGICAL CHANGES AFFECTING PRODUCTS AND PRODUCT DEVELOPMENT RISKS

      The design and manufacture of technologically advanced components and equipment continually undergo rapid and significant technological change. The
Company's success will depend upon its ability to maintain a competitive position with respect to its proprietary and other enhanced technology and to continue to attract and retain qualified personnel in all phases of its operations. The Company's business is, to a large degree, dependent on the enhancement of its current products and the development of new products. Critical to the Company's success and future profitability will be its capacity to develop new technologies for new product lines and product upgrades. Product development and enhancement involve substantial research and development expenditures and a high degree of risk, and there is no assurance that the Company's product development efforts will be successful, will be accepted by the market, or that such development efforts can be completed on a cost-effective or timely basis. There can be no assurance that future technological developments will not render existing or proposed products of the Company uneconomical or obsolete or that the Company will not be adversely affected by competition or by the future development of commercially viable products by others.

QUARTERLY FLUCTUATIONS OF OPERATING RESULTS

      The Company's quarterly operating results have in the past been, and will in the future be, subject to fluctuation. The Company's operating results are impacted by numerous factors, such as product introductions or modifications by competitors, market acceptance of the Company's products and its customers' products, product price changes, product mix, purchasing patterns of original equipment manufacturers ("OEMs") and other customers, delays in, or failure to receive, orders due to customer financial difficulties, and overall economic trends. The Company plans to introduce product upgrades or new product lines from time-to-time, which could generate short-term order fluctuations and have an adverse impact on sales of certain existing products. In addition, customer orders may involve competing capital budget considerations for the customer, thus making the timing of customer orders difficult to predict and uneven. Any delay or failure to receive anticipated orders, or any deferrals or cancellation of existing orders, would adversely affect the Company's financial performance. The Company's expense levels are based in part on its expectations as to future revenues and, in particular, revenue growth, and the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Accordingly, operating results in any one quarter could be materially adversely affected by, among other factors, a failure to receive, ship or obtain customer acceptance of sufficient orders in that quarter. Any weakening in demand for the Company's products could have a material adverse effect on the Company's operating results and the Company's ability to achieve profitability.

BACKLOG AND INVENTORY

      Oryx Power Products Corporation ("Power Products"), the Company's power products subsidiary, operates with a substantial backlog due primarily to orders from OEMs for custom power supplies, which generally comprise between 50% to 60% of the Company's total revenues. However, the Company's backlog at the beginning of a quarter typically does not include all sales required to achieve the Company's sales objectives for Power Products for that quarter. Therefore, Power Products' net sales and operating results for a quarter depend on the Company shipping orders scheduled to be sold during that quarter and obtaining additional orders for products to be sold during that same quarter. Moreover, the terms of customer purchase orders generally provide that the customer may cancel or reschedule all or a substantial portion of the order with limited notice and with little or no penalty. The Company has experienced rescheduling in the past and, to a lesser extent, cancellations, and expects that it will experience such changes in the future. If the Company is unable to adjust its parts orders to meet its actual product demand, the result may be that the Company has a parts or product inventory which is substantially different from the number and mix of products actually sold. Any such inventory imbalance could result in inventory write downs or other unexpected charges, contributing to significant fluctuations in operating results from quarter to quarter.

      The Company's other subsidiaries operate with virtually no backlog. Therefore, because the Company ships most of its current products within a short period after receipt of an order, the Company's net sales and operating results for a quarter depend on the Company's ability to obtain orders for and ship products within the same quarter. There can be no assurances that the Company will be able to obtain a sufficient level of orders to obtain annual profitability.

COMPETITION

      The Company is engaged in certain highly competitive and rapidly changing segments of the electronic components and systems manufacturing industry in which technological advances, costs, consistency and reliability of supply are critical to competitive position. In addition, the competition for recruitment of personnel in the technologically-advanced manufacturing industry is continuous and highly intense. The Company competes or may subsequently compete, directly or indirectly, with a large number of companies which may provide products or components comparable to those provided by the Company. In addition, many present or prospective competitors are larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage. In particular, there are a large number of competitors producing power conversion products, many of which are larger and more established technology oriented companies in the United States as well as low cost manufacturers in the Far East who may be expected to introduce more technologically advanced power conversion products in the future. There can be no assurance that the Company will be able to compete effectively in some or all of its markets.

NO ASSURANCES OF PROTECTION FOR PATENTS AND PROPRIETARY RIGHTS; RELIANCE ON TRADE SECRETS

      The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. There can be no assurance that any existing or subsequently obtained patents will provide the Company with substantial competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company, or if initiated, that such challenges will not be successful. To the extent the Company wishes to assert its patent rights, there can be no assurance that any claims of the Company's patents will be sufficient to protect the Company's technology, and the cost of any litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. In addition, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology, or legitimately design around the patented aspects of the Company's technology. Competitors or potential competitors may have filed applications for or received patents, and may obtain additional patents and proprietary rights relating to technology competitive with that of the Company. Furthermore, if additional patents do not issue from present or future patent applications, the Company may be subject to greater competition.

      In certain cases, the Company also relies on trade secrets to protect proprietary technology and processes which it has developed or may develop in the future. There can be no assurance that secrecy obligations will be honored or that others will not independently develop similar or superior technology. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies, both in order to protect proprietary rights, and for competitive purposes, even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the rapid development of the principles of law pertaining to this area.

NO DIVIDENDS ON COMMON STOCK

      The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of dividends is likely to be restricted under the terms of any new credit facility. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors, as well as the possible consent of any of its prospective lenders. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company and will not be paid to holders of Common Stock.

RISK OF SIGNIFICANT DILUTION

      As a result of various transactions previously undertaken by the Company as of August 31, 1996, there were convertible securities and warrants and options of the Company currently outstanding for the conversion and purchase of up to approximately 6,200,000 shares of Common Stock, which represent significant additional potential dilution for existing stockholders of the Company. These underlying shares of Common Stock are not included in currently outstanding shares. In addition, as a result of the anti-dilution provisions included in certain of these derivative securities, there may be further dilution based on the price that the Company issues other securities in the future.

VOLATILITY OF STOCK PRICE

      There can be no assurance that the market price of the Common Stock will not decline below the price at which such shares are being offered pursuant to this Prospectus, particularly since the market price of the Company's Common Stock has fluctuated substantially since the Company's initial public offering in April 1994. The Company believes that a variety of factors could cause the price of the Company's Common Stock to fluctuate substantially, including, for example, the Company's ability to establish a credit facility to replace its former facility with its bank, announcements of developments related to the Company's business, liquidity and financial viability, fluctuations in the Company's operating results and order levels, general conditions in the Company's industries, the technology industry in general or the United States or worldwide economy, announcements of technological innovations, new products or product enhancements by the Company or its competitors, developments in patents or other intellectual property rights, and developments in the Company's relationships with its customers, distributors and suppliers. In addition, in recent years, the stock market in general and the market for shares of small capitalization stocks in particular has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock and the Warrants and ability to obtain additional financing.

AUTHORIZATION OF PREFERRED STOCK

      The Board of Directors is authorized to issue shares of preferred stock and to fix the dividend, liquidation, conversion, redemption and the rights, preferences and limitations of such shares without any further vote or action of the stockholders. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power of other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change of control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

                                   THE COMPANY

      Oryx Technology Corp. designs, manufactures and markets specialized components, analytical equipment and instrumentation products for original equipment manufacturers ("OEMs") in the information technology industry. This industry includes office equipment, computers, telecommunications and consumer electronics. The Company markets or has in product development, technologically-advanced products which perform diagnostic and analytical functions and address industry requirements for efficient power conversion, surge protection and specialized materials technology. The Company has concentrated its product development programs in critical areas where the larger manufacturers of office equipment, computers, computer peripherals and other electronic and telecommunications products depend upon complementary technology and product support. The Company operates in three distinct market segments: (i) power conversion products, (ii) electrical surge protection products, and (iii) materials analysis and test equipment and specialized materials products.

      In November 1995, the Company made a strategic decision to improve business focus and execution by separating its core businesses and placing assets for each core business into wholly-owned subsidiaries. Three new subsidiaries were formed: Oryx Power Products Corporation ("Power Products"), SurgX Corporation ("SurgX") and Oryx Instruments and Materials Corporation
("Instrument and Materials"). The subsidiaries are intended to provide additional management and employee motivation to increase the value of each business through potential equity ownership tied more closely to each business unit, and to position the Company to be better able to seek financing or equity investment at the subsidiary level in order to develop the Company's businesses.

      Oryx' and its subsidiaries' customer base for their current product lines includes the following OEMs: Cooper Industries, Pitney-Bowes Corp., Xerox Corporation, IBM Corporation, Seagate Technology, Inc., Akashic Memories Corporation, and Western Digital Media Corporation. The Company plans to market its existing lines, and, possibly additional product lines to these and other OEMs during fiscal 1997.

      Oryx also derives revenues from sales of products based on its patented IntrageneTM ceramic metallization and joining system and from the design and fabrication of electromagnet systems. IntrageneTM is a proprietary metallurgical technology developed by Oryx which affords the Company the capacity to metallize, solder or braze a comprehensive range of difficult-to-join engineering ceramics, graphite and refractory metals used in electronic and structural applications.

      The Company's predecessor, Advanced Technology, Inc. ("ATI"), was incorporated on April 21, 1976 in New Jersey. On July 25, 1993, ATI formed the Company as a wholly-owned Delaware subsidiary, and on September 29, 1993, ATI merged into the Company.

      The Company's offices are located at 47341 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 249-1144.

                                 USE OF PROCEEDS

      In the event all of the Warrants were to be exercised, the Company would receive net proceeds of approximately $3,775,000, after payment of offering expenses estimated to be approximately $17,000. No proceeds will be obtained by the Company from the Warrants except upon the exercise of the Warrants. It is anticipated that the net proceeds, if any, will be used by the Company for expansion of operations and product line and for working capital. The actual allocation of proceeds realized from the exercise of the Warrants will depend upon the amount and timing of such exercises, the Company's operating revenues and cash position at such time and its working capital requirements during the course of such exercise period. There can be no assurances that any of the Warrants, the Bridge Warrants, or the Underwriters' Warrants will be exercised.

      While the intended use of proceeds is consistent with the Company's current business plan objectives, the Company reserves the right to change the use of proceeds depending on working capital requirements and opportunities afforded to the Company. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

      The net proceeds of approximately $6,000,000 realized by the Company from the public offering of the Units consummated in April 1994 were utilized by the Company to acquire from Zenith certain assets of its power conversion products group, for product development, expansion of sales and marketing programs of the Company, relocation of power conversion manufacturing equipment, repayment of promissory notes, acquisition of an interest in DAS Devices, Inc. and for working capital purposes.

      While the intended use of proceeds is consistent with the Company's current business plan objectives, the Company reserves the right to change the use of proceeds depending on working capital requirements and opportunities afforded to the Company. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                              PLAN OF DISTRIBUTION

      On April 6, 1994, an offering of 1,100,000 Units was underwritten on a firm commitment basis by J.W. Charles Securities, Inc., J.W. Charles Clearing Corp. and Corporate Securities Group, Inc. at an offering price of $7.00 per Unit. Each Unit consisted of two shares of Common Stock, par value $.001 per share, and one callable Common Stock Purchase Warrant of ORYX Technology Corp. Each Warrant currently entitles the holder thereof to purchase 1.9 shares of Common Stock at an exercise price of $3.50 per Warrant which is the equivalent of $1.84 per share of Common Stock (subject to further adjustment in certain events) until April 6, 1999. The shares of Common Stock and the Warrants are transferrable separately. The Warrants are callable by the Company commencing October 6, 1994 based on fulfillment of certain criteria. See "Description of Securities." This Prospectus also relates to the resale by certain persons of 37,500 shares of Common Stock underlying certain warrants issued in connection with a prior interim debt financing and which were also included in the Prospectus related to the public offering of the Company's Units. The Bridge Warrants are exercisable at $2.28 per share. This Prospectus also relates to the Underwriters' Warrants and shares of Common Stock underlying the Underwriters' Warrants as hereinafter described.

                            DESCRIPTION OF SECURITIES

      The Company is currently authorized to issue up to 25,000,000 shares of Common Stock par value $.001 per share, of which 10,533,572 shares were outstanding as of August 31, 1996. The Company is also authorized to issue up to 3,000,000 shares of Preferred Stock, par value $.001 per share, of which 7,500 shares of Series A Preferred Stock were outstanding as of August 31, 1996.

COMMON STOCK

      Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. The ByLaws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a stockholders' meeting.

      Subject to the dividend rights of the holders of any outstanding shares of Preferred Stock, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of any outstanding shares of preferred stock, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company. The shares of the Company's Common Stock which may be issued upon exercise of the Company's Warrants, the Underwriters' Warrants issued in the Company's previous public offering and other warrants and options issued by the Company when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK PURCHASE WARRANTS

      The Warrants were issued in registered form pursuant to an Agreement, dated April 6, 1994 (the "Warrant Agreement"), between the Company and North American Transfer Co., as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Statement of Rights, Terms and Conditions for the Warrants which forms a part of the Warrant Agreement.

      Each of the Warrants  currently entitles the registered holder to purchase
1.9 shares of Common Stock. The Warrants are exercisable at $3.50 per Warrant which is the equivalent of $1.84 per share of Common Stock, subject to certain further adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock
dividend,  stock  split,  reclassification,   reorganization,  consolidation  or
merger.

      The Warrants may be exercised at any time commencing October 6, 1994 and continuing thereafter until April 6, 1999, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

      Warrant holders do not have any voting or any other rights as stockholders of the Company. The Company has the right at any time beginning October 6, 1994 to repurchase the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed 30 days prior to the repurchase date. The Company may exercise this right only if the closing bid price for the Common Stock for 20 trading days during a 30 consecutive trading day period ending no more than 10 days prior to the date that the notice of repurchase is given, equals or exceeds $4.50 [129% of the offering price per share attributing no value to the Warrants] (subject to adjustment) during the exercise period commencing October 6, 1994 through October 6, 1996, and equals or exceeds $5.10 per share [146% of the offering price per share, attributing no value to the Warrants] (subject to adjustment) thereafter. Any such repurchase shall be for all outstanding Warrants. If the Company exercises its right to call Warrants for repurchase, such Warrants may still be exercised until the close of business on the day immediately preceding the date fixed for repurchase. If any Warrant called for repurchase is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of repurchase will be mailed to all holders of Warrants of record at least thirty (30) days, but not more than sixty (60) days, before the repurchase date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect.

      The Warrant Agreement permits the Company and the Warrant Agent, without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereunder that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

      In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus, on file with the Securities and Exchange Commission covering the shares of Common Stock underlying the Warrant, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act of 1933.

PREFERRED STOCK

      The Company is authorized to issue 3,000,000 shares of Preferred Stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. Of such shares, 45,000 shares were designated Series A $25 2% Convertible Cumulative Preferred Stock (the "Series A Preferred Stock"), and 7,500 shares were outstanding as of August 31, 1996.

      Shares of Series A Preferred Stock accrue cumulative preferred cash dividends at the annual rate of 2% or $0.50 per share, payable semi-annually commencing November 1, 1993. The holders of the Series A Preferred Stock have no right to have the Company redeem such shares, and the Company is not obligated to redeem such shares under any circumstances. The holders of Series A Preferred Stock are entitled to receive, upon a voluntary or involuntary dissolution, liquidation or winding up of the Company, $25.00 per share plus an amount equal to all accrued and unpaid dividends, if any.

      At the election of the holder thereof, each share of Series A Preferred Stock is convertible into 11.6666 shares of Common Stock, subject to certain adjustments. If all 7,500 shares of outstanding Series A Preferred Stock were converted, there would be issued approximately 87,500 shares of Common Stock of the Company. Holders of Series A Preferred Stock have one vote per share on all matters submitted to the stockholders of the Company. In addition, the affirmative vote of at least a majority of the outstanding Series A Preferred Stock is required to approve any adverse change in the preferences, rights or limitations with respect to the Series A Preferred Stock.

INTERIM FINANCING SECURITIES

      In March 1994, the Company issued $150,000 principal amount of 9% Promissory Notes (the "Interim Notes") and bridge warrants to purchase 37,500 shares of Common Stock. The Interim Notes were retired from the proceeds of the Company's public offering in April 1994.

      Each bridge warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.28 per share on or prior to March 31, 1999. The resale of the shares of Common Stock issuable upon exercise of the bridge warrants has been registered in a separate public offering, and the Company has agreed to maintain an effective registration statement and current prospectus concerning the issuance of the shares upon exercise of the bridge warrants during their term.

      The Company has also issued warrants in various private offerings and commercial transactions as described under "Selling Security Holders."

CAPITALIZATION OF SUBSIDIARIES

      In November 1995, the Company restructured its operations and organized three wholly-owned subsidiaries into which the Company placed its core businesses and related assets. The three subsidiaries formed were Oryx Power
Products Corporation, SurgX Corporation and Oryx Instruments and Materials Corporation (collectively the "Subsidiaries"). Each of the Subsidiaries was organized under the laws of Delaware with authorized capitalization of 20,000,000 shares of Class A Common Stock, 5,000,000 shares of Class B Common

Stock and 5,000,000 shares of Preferred Stock for all subsidiaries except SurgX Corporation. The Class B Common Stock will be used to fulfill options granted to members of management and other key employees of the Subsidiaries. The Class A Common Stock was issued to the Company in exchange for all assets and liabilities including intellectual property associated with the respective businesses. The Class A Common Stock and Class B Common Stock are identical except that the Class A Common Stock possesses a liquidation preference. As of the date hereof, each of the Subsidiaries has 10,000,000 shares of Class A Common Stock issued and outstanding and held by the Company. No shares of Class B Common Stock or Preferred Stock has been issued. However, Power Products has granted options to purchase 1,145,000 shares of its Class B Common Stock, Instruments and Materials have granted options to purchase 920,000 shares of its Class B Common Stock and SurgX has granted options to purchase 280,000 shares of its Class B Common Stock to management and key employees which will vest ratably over a period of five years.

TRANSFER AGENT

      The transfer agent for the shares of Common Stock is North American Transfer Co., 147 West Merrick Road, Freeport, New York 11520.

                       SALES BY SELLING SECURITY HOLDERS

      The resale of 37,500 shares of Common Stock issuable upon the exercise of the Bridge Warrants has also been registered in connection with this offering and are covered by this Prospectus. The Bridge Warrants have been issued to the private investors listed below (the "Bridge Investors") in connection with the Company's interim debt financing completed in March 1994, in which the Company agreed to register the resale of the shares concurrently with its public offering and pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of counsel). The Company has agreed to maintain an effective registration statement and current prospectus covering the issuance and public sale of shares of Common Stock issuable upon exercise of the Bridge Warrants during their term. The Bridge Warrants are exercisable at $2.28 per share, and the Company will receive an aggregate of $85,500 if all of the Bridge Warrants are exercised. Such shares have been included in the Registration Statement of which this Prospectus forms a part.

      The following table sets forth certain information with respect to such investors. The Company will not receive any proceeds from any sale of shares by the Bridge Investors.

                                                     Beneficial
                                                     Ownership
                                                   of Shares of     Beneficial
                                                   Common Stock      Ownership
                                                 Prior to Sale(1)  After Sale(2)
                                                 ----------------  -------------
Anthony R. Fischer, Jr.
  812 N. Linden Drive
  Beverly Hills, CA  90201......................         18,750

Judith A. Schindler
  2255 Glades Road
  #324A
  Boca Raton, FL  33431.........................         89,166          79,791

Northlea Partners Ltd.
  2365 N.W. 41st Street
  Boca Raton, FL  33431.........................        514,183         504,808

------------------

(1)Assumes all of the Bridge Warrants are exercised and no additional shares or Units are acquired.

(2)Assumes all of the shares subject to Bridge Warrants are sold by each investor.

      Mrs. Schindler is the wife of Mr. Bruce L. Schindler, a former Director of the Company. Northlea Partners, Ltd. is a partnership of which Dr. John Abeles, the Chairman of the Board of the Company, is the General Partner. Mr. Fischer has not ever held any position or office with the Company or had any other material relationship with the Company.

      The Common Stock issuable to the investors upon exercise of the Bridge Warrants may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such shares offered hereby may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the investors may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the investors in amounts to be negotiated. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

                                  LEGAL MATTERS

      Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite
1900, Fort Lauderdale, Florida 33301.


                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB/A1 for the year ended February 29, 1996, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

      Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      The By-laws of the Company require the Company to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended maybe permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

No dealer, salesperson or any other person
has   been    authorized   to   give   any
information or to make any representations
not   contained  in  this   Prospectus  in
connection with this offer made hereby. If
given  or  made,   such   information   or               1,100,000 UNITS
representations must not be relied upon as
having been  authorized  by the Company or
any Underwriter.  This Prospectus does not
constitute   an   offer   to   sell  or  a
solicitation  of any  offer  to buy any of            ORYX TECHNOLOGY CORP.
the  securities   offered  hereby  in  any
circumstance   in  which   such  offer  or
solicitation  would be  unlawful.  Neither
the  delivery of this  Prospectus  nor any
sale  made   hereunder   shall  under  any
circumstances create an implication that information herein is correct at any time subsequent to the date of this Prospectus.

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                                                          PROSPECTUS

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                                                     November 29, 1996